UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HERITAGE FINANCIAL CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 20, 2015

Dear Shareholder:

On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 10:30 a.m. Pacific time, on Wednesday, May 6, 2015 at The Heritage Room on Capitol Lake, 604 Water Street Southwest, Olympia, Washington. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on our results of operations during the past year and address your questions and comments.

We encourage you to attend the meeting in person. Whether or not you plan to attend, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope, or follow the instructions on the proxy card to vote by phone or via the Internet, as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. As President and Chief Executive Officer, I want to express my sincere appreciation for your confidence and support.

We look forward to seeing you at the meeting.

Sincerely,

Brian L. Vance
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 6, 2015

Time:	10:30 a.m. Pacific time

Place:	The Heritage Room on Capitol Lake, 604 Water Street Southwest, Olympia, Washington

Matters to be voted on:

1.	The election of fourteen directors to each serve for a one-year term.

2.	An advisory (non-binding) resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

3.	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2015.

We will also transact other business that may properly come before the meeting, or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 9, 2015 are entitled to receive notice of and to vote at the annual meeting.

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors

Kaylene M. Lahn

Senior Vice President and Corporate Secretary

Olympia, Washington

March 20, 2015

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

HERITAGE FINANCIAL CORPORATION

201 Fifth Avenue S.W.

Olympia, Washington 98501

(360) 943-1500

The Board of Directors of Heritage Financial Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about March 20, 2015.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiary, Heritage Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references mean Heritage Financial Corporation and its consolidated subsidiaries and all references to Heritage Financial Corporation mean Heritage Financial Corporation excluding its subsidiaries, in each case unless otherwise expressly stated or the context requires otherwise.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Wednesday, May 6, 2015
Time:	10:30 a.m., Pacific time
Place:	The Heritage Room on Capitol Lake, 604 Water Street Southwest, Olympia, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote on:

•	The election of fourteen directors to each serve for a one-year term.

•	An advisory, non-binding, resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

•	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2015.

We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 6, 2015

Our Proxy Statement and Annual Report to Shareholders are available at www.hf-wa.com. The following materials are available for review:

•	Proxy Statement;

•	Proxy Card;

•	Annual Report to Shareholders; and

•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on March 9, 2015, as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own, unless you acquired more than 10% of Heritage’s common stock without prior Board approval. As provided in our Articles of Incorporation, for each vote in excess of 10% of the voting power of the outstanding shares of Heritage’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote, and the aggregate power of these record holders will be allocated proportionately among these record holders. On March 9, 2015, there were 30,250,014 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This answer provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Heritage common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card. Shares of Heritage common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2015. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on those matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposals for the election of directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the 401(k) Profit Sharing Plan Be Voted?

We maintain a 401(k) profit sharing plan (“Plan”) which owned 437,684 shares or 1.4% of Heritage’s common stock as of the record date. Our employees participate in the Plan. Each Plan participant may instruct the trustee of the Plan how to vote the shares of Heritage common stock allocated to his or her account under the Plan by completing a vote authorization form. If a Plan participant properly executes a vote authorization form, the Plan trustee will vote the participant’s shares in accordance with the participant’s instructions. Plan shares for which proper voting instructions are not received will not be voted. In order to give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, must be received from Plan participants by the transfer agent on or before April 29, 2015.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Accordingly, the 14 nominees for election as directors who receive the highest number of votes actually cast will be elected. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the 14 nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) resolution to approve the compensation paid to our named executive officers requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve our executive compensation as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2015, requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2015.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Heritage in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of the record date or the most currently reported date, information regarding share ownership of:

•

those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;

•	each director of Heritage;

•	each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Heritage as a group.

On March 9, 2015, there were 30,250,014 shares of Heritage common stock outstanding.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”). To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock as of the close of business on December 31, 2014, the most recent date for which ownership information is available.

Beneficial Owners of More Than 5%	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Forest Hill Capital, L.L.C. and Mark Lee(1) 100 Morgan Keegan Drive, Suite 430 Little Rock, Arkansas 72202	2,172,590	7.2%
BlackRock Inc.(2) 55 East 52nd Street New York, New York 10022	1,693,431	5.6%
APG Asset Management US Inc.(3) 666 Third Avenue, 2nd Floor New York, NY 10017	1,692,605	5.6%
(1)	According to a Schedule 13G filed with the SEC on February 13, 2015, Forest Hill Capital, L.L.C. and Mark Lee as principal have shared voting power over 762,199 shares and shared dispositive power over 2,172,590 shares.
(2)	According to a Schedule 13G filed with the SEC on February 2, 2015, BlackRock Inc. has sole voting power over 1,617,908 shares and sole dispositive power over 1,693,431 shares.
(3)	According to a Schedule 13G filed with the SEC on January 30, 2015, APG Asset Management US Inc. has sole voting and dispositive power over the shares reported.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of our named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after March 9, 2015 are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table shows, as of March 9, 2015, the amount of Heritage common stock owned (unless otherwise indicated) by each director, named executive officers and all of our directors and executive officers as a group.

Directors & Officers	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Rhoda L. Altom(1)	4,392		*
David H. Brown(2)	95,534		*
Brian S. Charneski(3)	40,363		*
Gary B. Christensen(4)	59,314		*
John A. Clees(5)	69,058		*
Mark D. Crawford	9,468		*
Deborah J. Gavin	2,574		*
Kimberly T. Ellwanger(6)	16,693		*
Jeffrey S. Lyon(7)	37,261		*
Gragg E. Miller(8)	21,736		*
Anthony B. Pickering(9)	60,613		*
Robert T. Severns(10)	12,345		*
Ann Watson(11)	6,480		*
Brian L. Vance(12)	176,225		*
Jeffrey J. Deuel(13)	56,010		*
Donald J. Hinson(14)	44,954		*
Bryan McDonald(15)	37,115		*
David A. Spurling(16)	41,485		*
Directors and Executive Officers as a group (19 persons)	802,196	2.7%
*	Less than one percent of shares outstanding
(1)	Includes 347 shares held in her son’s IRA and 333 shares held in her daughter’s IRA.
(2)	All shares are owned jointly with his spouse.
(3)	Includes 1,000 shares issuable upon exercise of options, 22,533 shares held jointly with his spouse, 10,675 shares owned by an entity controlled by Mr. Charneski and 420 shares held in trust.
(4)	Includes 2,600 shares issuable upon exercise of options, 30,157 shares held jointly with his spouse and 21,400 shares owned by entities controlled by Mr. Christensen.
(5)	Includes 1,000 shares issuable upon exercise of options, 66,850 shares held jointly with his spouse, 1,050 shares owned solely by his spouse and 2,500 shares owned by an entity controlled by Mr. Clees.
(6)	Includes 1,000 shares issuable upon exercise of options and 14,441 held jointly with her spouse.
(7)	Includes 1,000 shares issuable upon exercise of options and 3,150 shares held as custodian for a minor.
(8)	Includes 4,672 shares within a SEP.
(9)	Includes 3,092 shares issuable upon exercise of options, 48,144 shares held jointly with his spouse, 4,062 shares in an IRA solely owned by Mr. Pickering and 4,062 shares in an IRA solely owned by his spouse.
(10)	Includes 3,485 shares held in an IRA.
(11)	Includes 5,228 shares held jointly with her spouse.
(12)	Includes 95,299 shares held jointly with his spouse and 18,925 vested shares in the 401(k) plan.
(13)	Includes 20,000 shares issuable upon exercise of options and 369 vested shares in the 401(k) plan.
(14)	Includes 6,330 shares issuable upon exercise of options and 1,756 vested shares in the 401(k) plan.
(15)	Includes 6,548 shares issuable upon exercise of options and 8,933 vested shares in the 401(k) plan.
(16)	Includes 6,187 shares issuable upon exercise of options, 16,585 shares held jointly with his spouse and 9,127 vested shares in the 401(k) plan.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors consists of 14 members and the terms of all current members expire at the 2015 annual meeting. Upon recommendation of the Governance and Nominating Committee, each of these incumbent directors has been nominated by the Board to serve a one-year term ending at the 2016 annual meeting, or when their respective successors have been duly elected and qualified.

The table below sets forth information regarding each director of Heritage and each nominee for director, including his or her age, position and term of office. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends you vote FOR the election of each of the nominees in the table below.

Name	Age(1)	Position(s) Held with Heritage	Director Since		Term to Expire(2)
Rhoda L. Altom	57	Director	2013	*	2016
David H. Brown	69	Director	2013		2016
Brian S. Charneski	53	Vice Chairman	2000		2016
Gary B. Christensen	66	Director	2005		2016
John A. Clees	67	Director	2005		2016
Mark D. Crawford	54	Director	2011	*	2016
Kimberly T. Ellwanger	55	Director	2006		2016
Deborah J. Gavin	58	Director	2013	*	2016
Jeffrey S. Lyon	62	Director	2001		2016
Gragg E. Miller	63	Director	2009	*	2016
Anthony B. Pickering	67	Chairman	1996	*	2016
Robert T. Severns	64	Director	2010	*	2016
Brian L. Vance	60	Director, President & CEO	2002		2016
Ann Watson	53	Director	2012		2016
*	Reflects year appointed to the Washington Banking Board of Directors
(1)	As of December 31, 2014.
(2)	Assuming re-election.

Business Experience of Nominees for Election or Re-Election

The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated.

Rhoda L. Altom is a real estate investor and manager and has been the President and Managing Member of Milestone Properties and Milestone Managers since 1984. Her company specializes in the acquisition and property management of commercial, retail, apartment, and land projects which are held in partnerships to own and operate properties in the Puget Sound area. A resident of Seattle, Ms. Altom holds a Bachelor of Science degree in Engineering—Construction Management from Washington State University and an Executive Masters of Business Administration from the University of Washington. She is a founder and trustee of several philanthropic associations, including the YWCA Endowment Guild, Washington Women’s Foundation, and Pediatric Brain Tumor Research Fund & PBTRF Guild at Children’s Hospital. Ms. Altom received an Alumni Achievement Award from Washington State University in 2009. Ms. Altom’s business acumen and strategic management skills, together with her broad experience serving on various boards and committees, bring strong operational and financial experience to the Board.

David H. Brown was the President and Chief Executive Officer of Valley Community Bancshares, Inc. and its subsidiary, Valley Bank, for 24 years prior to its acquisition by Heritage Bank in 2013. Mr. Brown’s banking career began in 1970 progressing through branch management, retail and commercial lending. Mr. Brown is a graduate of Washington State University in pre-law. Mr. Brown served on the Washington Bankers Association Board of Directors for a number of years including service as Chairman. His Washington Bankers Association service also included three years of service as Chairman of the Employee Benefit Trust. Mr. Brown’s experience in banking, his leadership and credit quality skills contribute to his extensive knowledge of the financial services industry.

Brian S. Charneski is the President of L&E Bottling Company based in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. headquartered in Tumwater, Washington. Mr. Charneski is a director of Spyglass Capital Partners, LLC, a private equity investment company, and chairs its operating committee. Mr. Charneski is a director of the American Beverage Association and is also a member of the Board of Directors of the Pepsi-Cola Bottlers Association, having chaired the Association from 2005 to 2007. Mr. Charneski serves on the Board of Trustees of Saint Martin’s University and is a past director of the Washington Center for Performing Arts and The Community Foundation of the South Sound. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski serves as Vice Chairman of the Board and provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, economic and merger and acquisition expertise to the Board.

Gary B. Christensen is the President, Chief Executive Officer and Chairman of the Board of Powell Christensen Inc., a fuel, lubricant and propane distributorship headquartered in Grandview, Washington. Mr. Christensen is also the Chief Executive Officer and Chairman of the Board of MidValley Chrysler, Jeep, Dodge Inc., the Chief Executive Officer of Christensen West LLC and the Chief Executive Officer of Seaport Petroleum. In 2004, R.E. Powell Distributing (a subsidiary of Powell Christensen Inc.) was named one of five inductees into the University of Washington sponsored “Leadership Circle” at the 6th Annual University of Washington Minority Business of the Year Awards dinner. Mr. Christensen is a current member of the Chevron Oil Company National Wholesale Council, serves on the Board of Ambassadors for the University of Washington Business and Economic Development Program, is a member of the Foster School Advisory Board for the Foster School of Business at the University of Washington and is a founding director and a former President of the Central Washington Chapter of Safari Club International. Mr. Christensen served as a director for Central Valley Bank from 1999 through June 2013. He also previously served as the Chairman of the Board of Directors for Yakima County Development Association. Mr. Christensen provides significant knowledge in corporate matters with his proven leadership in the success of his multiple companies. He also provides extensive knowledge of the Yakima Valley real estate market, where Central Valley Bank, a division of Heritage Bank, is located.

John A. Clees is an attorney at Worth Law Group with a practice emphasis in estate and business succession planning for closely held companies and their owners. Formerly, Mr. Clees was a Managing Director for nine years for a national certified public accounting firm, McGladrey, after they acquired the Olympia, Washington firm founded by Mr. Clees. Mr. Clees is a graduate of the University of Washington with a Bachelor of Arts in Economics and a graduate of the University of Washington School of Law. Mr. Clees is licensed as a Certified Public Accountant, an attorney and mediator in the State of Washington. Mr. Clees has served on Heritage’s Board of Directors from 1990 until 2000 and served as a non-voting consultant to Heritage’s Board of Directors and Audit Committee from 2000 until June 2005. Mr. Clees provides important tax and accounting expertise to the Board. He also brings a legal perspective to the Board, with a solid understanding of corporate governance matters.

Mark D. Crawford is the Vice-President and General Manager of Smokey Point Concrete/Skagit Ready Mix of Arlington, Washington unit of CPC Materials, Inc. He previously served as the President of Smokey Point Concrete, Inc., from 1986 until September 2013, when the company was purchased by CPC Materials, Inc. He served on the Washington Aggregate & Concrete Association Board and is an Advisory Board member for Youth Dynamics—Arlington WA. Mr. Crawford has additional experience in board and committee service for other local entities and he holds a Bachelor of Arts Degree in Business Management from Portland State University. Mr. Crawford contributes to the Board by drawing on his knowledge of business practices, familiarity with the Snohomish County market, and previous experience as a director.

Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 until her retirement in October 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs, including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington from 1985 to 1991, where her practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including currently serving on the Boards of the Northwest Chapter of National Association of Corporate Directors, the South Sound YMCA, and the Providence St. Peter Foundation. She is past Chair of the Washington Council on International Trade, past Vice President of the Business Software Alliance and past Board member of the American Electronics Association. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has participated in and presented at a number of director education programs, including the Bank Director’s Executive and Director Compensation Conference and the DirectWomen Board Institute. Ms. Ellwanger brings significant legal expertise to the Board, which is complemented by her knowledge and experience in corporate and government matters.

Deborah J. Gavin was employed by the Boeing Company, an aerospace company, for over 20 years and retired from the position of Vice President of Finance and Controller in 2010. Prior to her employment with Boeing, Ms. Gavin held positions as Management Consultant for Deloitte (a public accounting firm), and Special Agent with the U.S. Department of Treasury. She also taught Undergraduate and Graduate Adjunct Accounting courses with City University. Ms. Gavin is a Certified Public Accountant in the State of Washington. She holds a Bachelor of Science degree in Business from the State University of New York College at Buffalo and a Master of Business Administration in Finance from Seattle University. Other board experiences include private company boards in Malaysia and China, and nonprofit organizations including the Washington Business Alliance and Snoqualmie Summit Central Ski Patrol. Her extensive financial background, leadership skills, and depth of public company knowledge provide the Board and Audit Committee with valuable expertise.

Jeffrey S. Lyon is the Chairman and Chief Executive Officer of Kidder Mathews, headquartered in Seattle, Washington. Mr. Lyon serves as a director for Kidder Mathews Segner Inc. Mr. Lyon is a member of the Real Estate Advisory Board of Washington State University, the Business Advisory Board for the Milgard School of Business at the University of Washington, Tacoma and is also on the Tacoma-Pierce County Economic Development Board. Mr. Lyon has over 35 years of experience in the commercial real estate industry in the Puget Sound area. Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial and leadership skills, which are beneficial to the Board.

Gragg E. Miller is the Principal Managing Broker of Coldwell Banker Bain realtors in Bellingham and has held a principal position at the same realty firm since 1978. Mr. Miller holds a Bachelor’s Degree from the University of Washington. He has attended numerous professional institutes in the real estate field and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006. Mr. Miller has extensive community relations experience, with involvement in civic and business organizations in Bellingham.

Anthony B. Pickering is Chairman of the Board of Heritage as a result of the merger between Heritage and Washington Banking effective May 1, 2014 and served as the Chairman of the Board of Washington Banking and Whidbey Island Bank from 2005 to 2014. Mr. Pickering owned Max Dale’s Restaurant and Stanwood Grill from 1983 and 2001, respectively, until 2008. He holds a Bachelor’s Degree in Mathematics from Washington State University. He is a past-President of the Skagit Valley Hospital Foundation and previously served as a Trustee for the Washington State University Foundation Board of Trustees and on the board of the Economic Development Association of Skagit County. Mr. Pickering serves on the Board of Directors of the Skagit Regional Public Facilities District. Mr. Pickering’s business background gives him experience in financial literacy, human resources management and community relations.

Robert T. Severns has been in the title insurance business for over 40 years. From 1999 until his retirement to part-time status in 2011, he was the President of Chicago Title Insurance Company/ Island Division, Oak Harbor. He served on the Island Title Company Board of Directors for 15 years and served on the Board for Land Title of Kitsap and Mason Counties for four years. Mr. Severns currently serves as an Oak Harbor City Council member and a Director of the Economic Development Council of Island County. He holds a Bachelor of Arts Degree in Administrative Management from Central Washington University, and has varied experience in board and committee memberships at local and state levels. Mr. Severns brings to the Board a specialized knowledge of the title insurance industry, extensive community involvement, and a considerable amount of experience as a director.

Brian L. Vance is the President and Chief Executive Officer of Heritage, positions he has held since 2006. He is also Chief Executive Officer of Heritage Bank, a position he has held since 2003. Mr. Vance served as President and Chief Executive Officer of Heritage Bank from 2003 until September 2012, when Jeffrey J. Deuel was promoted to President. Mr. Vance served as President and Chief Operating Officer of Heritage Bank from 1998 until 2003. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance serves as trustee of the South Puget Sound Community College and as a director of the Pacific Bankers Management Institute and the Community Foundation of South Puget Sound. He also serves on the Western Independent Bankers Advisory Committee. He is the past President of the Washington Financial League. Mr. Vance’s experience with the financial services industry, which includes credit administration, management and strategic forecasting, brings valuable management and financial analysis skills to the Board.

Ann Watson is the Chief Financial Officer of Moss Adams LLP, headquartered in Seattle, Washington. Ms. Watson previously served in executive leadership roles at Russell Investments where she played an integral part in the company’s successful expansion spanning a 15 year period. In these leadership roles, she served as Chief Human Resources Officer, as a Management Committee Member, a Russell Mellon Board Member overseeing the Russell Indexes and as a Director in the Corporate Finance Group. Prior to joining Russell Investments she had a seven-year career with Chemical Bank/Manufacturers Hanover in New York and abroad where she held multiple global roles including strategic planning, loan workouts, client relationship management and credit analysis. Ms. Watson is a graduate of Whitman College with a Bachelor of Arts in Economics and a graduate of Columbia University with a Masters of Business Administration. Ms. Watson is an active community leader in the Seattle area. She currently serves as the Board Chair of the Seattle Foundation and is active in Social Venture Partners. Among her prior community roles, she served on the Board of the Washington Economic Development Finance Authority and on the Executive Committee of the Washington State China Relations Council. Ms. Watson brings extensive financial services industry and corporate financial knowledge to the Board, including merger and acquisition experience. Her significant leadership, compensation and human resources experience add to the Board’s perspective.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Heritage Board of Directors conducts its business through meetings of the Board and through its committees. The Board typically meets on a monthly basis with the exception of the month of August, holding special meetings as necessary. After each regular Board meeting, the directors meet in executive session, outside of the presence of the Chief Executive Officer. In addition, the directors meet without management on a regular basis. During the year ended December 31, 2014, the Board of Directors held 10 regular meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during this period.

Committees and Committee Charters

Our Board of Directors has standing Audit and Finance, Governance and Nominating, Compensation, Risk and Trust Committees and has adopted written charters for each of these committees. You may obtain a copy of the Audit and Finance, Governance and Nominating, Compensation, Risk and Trust Committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500. These charters are also available on our website at www.hf-wa.com.

The following table shows the current membership of the Board committees and the number of meetings held by each committee in 2014.

Committee Membership

Name	Audit and Finance		Compensation		Governance and Nominating		Risk		Trust
Rhoda L. Altom					✓		✓
David H. Brown							✓
Brian S. Charneski	✓				✓	*
Gary B. Christensen					✓				✓
John A. Clees	✓						✓	*	✓
Mark D. Crawford	✓								✓
Kimberly T. Ellwanger			✓	*	✓
Deborah J. Gavin	✓	*
Jeffrey S. Lyon			✓
Gragg E. Miller	✓								✓*
Anthony B. Pickering			✓		✓
Robert T. Severns			✓				✓
Brian L. Vance							✓		✓
Ann Watson			✓						✓
# of Meetings		8		7		3		4	4
*	Committee Chair

Audit and Finance Committee

The Audit and Finance Committee is composed of five members, each of whom is independent in accordance with the requirements for companies listed on The NASDAQ Stock Market and applicable SEC rules. Director Gavin has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC. The Committee meets quarterly and on an as-needed basis to evaluate the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit reports prepared by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee is composed of five members, each of whom is independent in accordance with the requirements for companies listed on The NASDAQ Stock Market and applicable SEC and Internal Revenue Service rules. The Compensation Committee meets on an as-needed basis regarding the personnel, compensation and benefits related matters of Heritage.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section below.

Governance and Nominating Committee

The Governance and Nominating Committee is composed of five members, each of whom is independent in accordance with the requirements for companies listed on The NASDAQ Stock Market. The Committee meets annually and on an as-needed basis, and is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Committee. The Committee’s role includes oversight of our corporate governance program. The Committee’s duties include the development and administration of Heritage’s corporate governance standards.

Risk Committee

The Risk Committee is composed of five members. The Committee meets quarterly and on an as-needed basis to review risks inherent in our business such as credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. During the year, the Company developed an Enterprise Risk Management model for the Committee and full Board to utilize in managing risks of the Company.

Trust Committee

The Trust Committee is composed of six members. The Committee meets quarterly and is responsible for regulatory compliance within the trust department. As a separate function, the Committee also reviews activities and compliance of the Wealth Management department.

CORPORATE GOVERNANCE

Heritage is committed to effective corporate governance and acts in a manner that it believes best serves the interests of the Company and its shareholders. The Board reviews Heritage’s policies and business strategies and advises executive management who manage and implement Heritage’s business model and operations. The Board has adopted Corporate Governance Guidelines, Committee Charters, Stock Ownership Guidelines and various policies including the Code of Ethics Policy and Whistleblower Policy to provide a framework for effective governance practices. The full text of these documents can be found at www.hf-wa.com. Governance is a continuing focus at Heritage and in this section we describe our key governance policies, guidelines and practices.

Corporate Governance at a Glance

Board Independence	• 12 of 14 of our directors are independent • Our Chief Executive Officer is the only management director
Board Composition

•    The number of directors is larger than historical practice due to the merger on May 1, 2014 of Heritage with Washington Banking Company (“Washington Banking”)

•    The Board regularly assesses its performance through self-evaluation

Board Committees

•    We have five Board committees—Audit and Finance, Governance and Nominating, Compensation, Risk and Trust

•    Independent directors serve on the Audit and Finance, Governance and Nominating, and Compensation Committees

Leadership Structure	• The positions of Chairman and Chief Executive Officer are held by different individuals
Risk Oversight	• Our committees are responsible for oversight of certain key risks. Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks
Open Communication	• We encourage open communication and strong working relationships between our directors and management
Stock Ownership

•    Directors and the named executive officers are required to hold and retain Heritage common stock

•    Directors are required to own 3 times the annual cash retainer paid

•    The Chief Executive Officer is required to own 3 times his annual base salary and the other named executive officers are required to own 1.5 times their annual base salary

Accountability to Shareholders

•    We have annual election of all directors

•    We actively reach out to our shareholders; during 2014 we reached out to 11 of our largest institutional shareholders through a shareholder outreach process

Succession Planning	• The Board actively monitors our director and management succession planning

Corporate Governance Guidelines

The Corporate Governance Guidelines outline Heritage’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules, the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of Board performance assessments, director compensation, retirement age of directors, director education, succession planning and other important governance matters.

Process for Selecting Directors

In its deliberations for selecting candidates for nomination as director, the Governance and Nominating Committee Charter requires the Committee to consider: each candidate’s business and occupational background and experience; integrity and reputation; education; knowledge of and contacts in our market area and ties to the community; ability to commit adequate time and attention to serve as a director in light of other commitments; ability to work effectively in a group; independence and potential conflicts of interest; tenure on the Board; specialized knowledge or skills; diversity and any other factors that the Committee deems appropriate. In selecting nominees, the Committee must consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members. In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board pursue their own business contacts for the names of potentially qualified candidates, and the Committee may use the services of a search firm. The Committee then considers the potential pool of director candidates, selects the top candidate based on the candidates’ qualifications and the Board’s needs, and conducts an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors or a search firm, in the same manner in which the Committee would evaluate its nominees for director.

Pursuant to the merger with Washington Banking, Heritage’s Board of Directors adopted amendments to its Bylaws which, among other things, govern vacancies, nomination of directors and reduction of the size of the Board. The actions to be taken depend on whether a director was a “continuing Heritage director” or a “continuing Washington Banking director.” The continuing Heritage directors are the eight members of Heritage’s Board of Directors immediately prior to the effective time of the merger, as designated by Heritage’s Board, and their replacements, if any. The continuing Heritage directors are Directors Brown, Charneski, Christensen, Clees, Ellwanger, Lyon, Vance and Watson. The continuing Washington Banking directors were the seven members of Washington Banking’s Board of Directors immediately prior to the effective time of the merger, as designated by Washington Banking’s Board, (including each of the persons designated for specified Board or office), and their replacements, if any. The continuing Washington Banking directors are Directors Altom, Crawford, Gavin, Jay T. Lien, Miller, Pickering and Severns. Mr. Lien resigned from the Board effective December 31, 2014 to pursue personal interests.

The Corporate Governance and Nominating Committee will recommend to the Board that each continuing Heritage director and each continuing Washington Banking director be nominated, and the Board will nominate each such director so recommended, for election at each annual meeting of shareholders that is held during the period from May 1, 2014 until May 1, 2016 or such shorter period as determined by the Board (the “integration period”), provided that each director continues to satisfy the eligibility criteria for serving as a Heritage director. In connection with Mr. Lien’s resignation, the Board determined not to fill the vacancy. In accordance with the revised Bylaws effective December 18, 2014, if there is a change in the number of directors, the change shall be approved by two-thirds of the directors then in office as well as two-thirds of the continuing Heritage directors and two-thirds of the continuing Washington Banking directors.

Board Leadership

The Board annually elects the Chairman and Vice Chairman of the Board. The Chairman leads the Board and presides at all Board meetings, and is responsible for delivery of information to enable the Board to make informed decisions. The Vice Chairman leads the Board meetings in the absence of the Chairman of the Board. The positions of Board Chairman and of President and Chief Executive Officer have been separately held since 2006. The Board believes this structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and leadership of the Board.

Pursuant to the merger with Washington Banking, Heritage’s Board of Directors adopted amendments to its Bylaws which, among other things, govern selection of the Chairman and Vice Chairman of the Board. Effective as of May 1, 2014, the effective date of the merger, Anthony B. Pickering was appointed as Chairman of the Board and Brian S. Charneski was appointed as Vice Chairman of the

Board, each to serve until May 1, 2016. If Mr. Pickering ceases to serve as Chairman of the Board for any reason prior to May 1, 2016, his successor as Chairman will be selected by the affirmative vote of at least a majority of the continuing Washington Banking directors, and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. Any such successor will serve as Chairman of the Board until May 1, 2016. Similarly, if Brian S. Charneski ceases to serve as Vice Chairman of the Board for any reason prior to May 1, 2016, his successor as Vice Chairman of the Board will be selected by the affirmative vote of at least a majority of the continuing Heritage directors, and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. Any such successor will serve as Vice Chairman of the Board until May 1, 2016.

Board Risk Oversight

The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage and Heritage Bank. On a regular basis, the Board or Committees of the Board reviews operational and regulatory reports provided by management to assess credit risk, liquidity risk, and operational risk.

The Board also delegates the oversight of risk to various committees. The Audit and Finance Committee oversees the financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Compensation Committee is responsible for reviewing compensation policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage. The Risk Committee oversees the risks inherent in our businesses in the following categories: credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Audit and Finance Committee and Risk Committee hold a joint meeting annually to review the annual audit plan and risk assessment. The Compensation Committee Chair also attends the joint Audit and Finance and Risk Committee meeting to ensure that compensation risks are also reviewed as part of the annual risk assessment process. The Senior Risk Officer reports directly to the Risk Committee Chair and Audit and Finance Committee Chair.

Code of Ethics

The Board of Directors has adopted a written Code of Ethics Policy that applies to our directors, officers and employees. The Code of Ethics Policy sets expectations for conducting our business with integrity, due skill, care and diligence while avoiding conflicts of interest.

Shareholder Outreach

During 2014, Heritage reached out to eleven of our largest institutional shareholders (including one shareholder who voted against our say-on-pay proposal last year), representing 36% of our outstanding shares as of June 30, 2014, to discuss with them our corporate governance practices, executive compensation programs, internal audit practices and shareholder rights. The shareholder outreach program resulted in meaningful discussions with seven shareholders while two other shareholders supported our practices and chose not to hold a formal meeting with us. Two of the shareholders were not responsive to our outreach efforts (including the shareholder who voted against our say on pay proposal). Management’s communications with these shareholders resulted in very positive support for Heritage, management and the overall outreach process, with nine of the shareholders specifically stating their support of our executive compensation programs, corporate governance practices, internal audit practices and shareholder rights. The shareholders were very supportive of management and the Board and encouraged us to continue to engage with them annually. Although there were varying views of how to structure certain items such as short- and long-term incentives, each shareholder we spoke with was supportive of Heritage’s executive compensation programs and supported our say-on-pay proposal in 2014. The results of the shareholder outreach interviews were reported to the Board by management.

Communication with the Board of Directors

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such communication should state the number of shares beneficially owned by the shareholder making the communication.

Annual Meeting Attendance

Directors are encouraged to attend the annual meeting of shareholders and 13 of 15 directors attended the 2014 annual meeting of shareholders.

Related Party Transactions

We have followed a policy of granting loans to our executive officers and directors, which fully complies with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all customers, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans and aggregate loans to individual directors and executive officers, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the Board meeting minutes. There were $9.2 million in loans outstanding to directors and executive officers as of December 31, 2014.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market. In accordance with NASDAQ requirements, at least a majority of our directors must be independent. The Board of Directors has determined that 12 of our 14 directors are independent. Directors Altom, Charneski, Christensen, Clees, Crawford, Ellwanger, Gavin, Lyon, Miller, Pickering, Severns and Watson are all independent. Brian L. Vance, who serves as President and Chief Executive Officer of Heritage Financial Corporation and Chief Executive Officer of Heritage Bank, and David H. Brown, former Chief Executive Officer of Valley Community Bancshares and Valley Bank, are not independent.

DIRECTOR COMPENSATION

The following table shows the compensation paid to Heritage’s directors for their service to Heritage for the year ended December 31, 2014, with the exception of Brian L. Vance, who is the President and Chief Executive Officer of Heritage, and whose compensation is included in the section below entitled “Executive Compensation.”

Name	Fees Earned or Paid In Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Rhoda L. Altom	20,900	19,994	40,894
David H. Brown	29,500	19,994	49,494
Brian S. Charneski	41,000	19,994	49,494
Gary B. Christensen	32,000	19,994	51,994
John A. Clees	38,750	19,994	58,744
Mark D. Crawford	21,500	19,994	41,494
Kimberly T. Ellwanger	42,200	19,994	62,194
Deborah J. Gavin	25,500	19,994	45,494
Jay T. Lien	20,900	19,994	40,894
Jeffrey S. Lyon	31,500	19,994	51,494
Gragg E. Miller	23,000	19,994	42,994
Anthony B. Pickering	35,000	19,994	54,994
Robert T. Severns	22,400	19,994	42,394
Ann Watson	33,000	19,994	52,994
(1)	Former Washington Banking Directors Altom, Crawford, Gavin, Lien, Miller, Severns and Pickering were appointed to the Board effective May 1, 2014.
(2)	Reflects the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2014. Outstanding awards are discussed below under “Equity Compensation.”

2014 Director Compensation Highlights

During 2014, the Compensation Committee retained McLagan, an independent compensation consultant, to review total director compensation and assist with updating Heritage’s compensation peer group (see “Compensation Discussion and Analysis” below for additional discussion about the peer group). The combination of Washington Banking and Heritage resulted in a much larger board and company. As a result of McLagan’s review, the Compensation Committee and the full Board determined that Board fees should be increased to bring the directors closer to the median of the new peer group. Director fees were increased modestly during 2014 and the value of equity compensation remained the same.

Cash Compensation

For the period January 1 through April 30, 2014, each Heritage non-employee director, other than the Chairman of the Board, was paid a monthly cash retainer of $2,000 plus committees fees for service as a director. The Chairman of the Board received a monthly cash retainer of $5,000 in lieu of the standard annual retainer and committee fees. The Chairs of the Audit and Finance, Compensation, and Governance and Nominating Committees were paid a quarterly cash retainer of $2,500 and the Chair of the Risk Committee was paid a quarterly cash retainer of $1,250, to serve as Chairs of the respective committees. Members and Chairs of the Audit and Finance, Compensation, and Governance and Nominating Committees received an additional per meeting attendance fee of $500. Members and the Chair of the Risk Committee received an additional per meeting fee of $400.

For the period commencing with the merger, May 1, through June 30, 2014, each non-employee director, other than the Chairman of the Board, was paid the same monthly retainer, committee chair retainers and committee fees as described above. The Chairman of the Board received a monthly cash retainer of $4,000 in lieu of the standard annual retainer and committee fees.

For the period July 1 through December 31, 2014, each non-employee director was paid a monthly cash retainer of $2,500 plus committees fees for service as a director. The Chairman of the Board also received a monthly cash retainer of $2,000 in lieu of committee fees. The Chairs of the Audit and Finance, Compensation, and Governance and Nominating Committees were paid a quarterly cash retainer of $2,500; the Chair of the Risk Committee was paid a quarterly cash retainer of $1,875, and the Chair of the Trust Committee was paid a quarterly cash retainer of $750, to serve as Chairs of the respective committees. Members and Chairs of the Audit and Finance, Compensation, Governance and Nominating, Risk and Trust Committees received an additional per meeting attendance fee of $500.

Mr. Vance did not receive any compensation for service as a director or Board committee member.

Equity Compensation

In June 2013, each non-employee director of Heritage received an award of 1,228 restricted shares of Heritage common stock, which vested on April 30, 2014. In June 2014, each non-employee director received an award of 1,252 restricted shares of Heritage common stock, which vest on May 1, 2015. As of December 31, 2014, Directors Altom, Brown, Charneski, Christensen, Clees, Crawford, Ellwanger, Gavin, Lyon, Miller, Pickering, Severns and Watson each had 1,252 shares of restricted stock outstanding.

Prior to 2010, non-employee directors historically received annual grants of non-qualified stock options. As of December 31, 2014, the non-employee directors had unexercised nonqualified stock options in the following amounts: Mr. Charneski, 1,000 shares; Mr. Christensen, 2,600 shares; Mr. Clees, 1,000 shares; Ms. Ellwanger, 1,000 shares; Mr. Lyon, 1,000 shares; and Mr. Pickering, 3,092 shares.

PROPOSAL 2—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding proposal to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s executives as disclosed in this Proxy Statement. We currently hold our say-on-pay vote every year. The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2015 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. The Compensation Committee and the Board will consider the outcome of the vote when determining future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee of the Board of Directors believes that the executive compensation for 2014 is reasonable and appropriate, is justified by Heritage’s performance and is the result of a carefully considered approach.

The Committee regularly reviews our officer compensation strategies, policies and programs in an effort to ensure the program continues to meet these overall objectives. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•	Pay for Performance as a significant portion of our named executive officers’ compensation is tied to performance with clearly articulated financial goals.

•	A structured compensation program has been established to balance risks and rewards.

•	Annual Compensation Risk Assessment process is established whereby we regularly analyze risks related to our compensation program and conduct a broad risk assessment annually.

•

Competitive Compensation so that each component of the named executive officers’ annual total direct compensation is targeted to the median range for comparable positions in our peer group. The peer group study is typically performed every other year by a third party consultant.

•	Key performance metrics were established to measure annual incentive compensation which included earnings per share, three-year total shareholder return, assets per employee and net credit losses.

•	Clawback policy established to recover performance-based cash and equity incentive compensation paid to executives in various circumstances.

•

Performance-based Equity Grants are determined based on objective metrics, including a longer term performance metric of the three-year total shareholder return, and overall executive performance. Equity grants are provided as restricted stock, which typically vest ratably over four years.

•

Stock ownership requirements require directors and officers to own Heritage common stock having a value of at least the following amounts: 3 times annual cash retainer for directors, 3 times annual base salary for the Chief Executive Officer and 1.5 times annual base salary for the remaining named executive officers.

•	Independent Compensation Consultant, McLagan, retained to advise the Compensation Committee on executive compensation matters.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss our executive compensation philosophy and programs at Heritage. The “Committee” refers to the Compensation Committee in this Compensation Discussion and Analysis. Following this discussion, we disclose compensation of our named executive officers (“NEOs”) in the Summary Compensation Table and other compensation tables. The following individuals are our NEOs for 2014:

Named Executive Officer	Title
Brian L. Vance	Chief Executive Officer of Heritage Bank and President and Chief Executive Officer of Heritage Financial Corporation
Jeffrey J. Deuel	President and Chief Operating Officer of Heritage Bank and Executive Vice President of Heritage Financial Corporation
Donald J. Hinson	Executive Vice President and Chief Financial Officer of Heritage Bank and Heritage Financial Corporation
Bryan D. McDonald	Executive Vice Present and Chief Lending Officer of Heritage Bank
David A. Spurling	Executive Vice President and Chief Credit Officer of Heritage Bank and Heritage Financial Corporation

Executive Summary

Our Business

Heritage is the parent company of a wholly-owned subsidiary bank, Heritage Bank, headquartered in Olympia, Washington. Effective, May 1, 2014, Heritage completed the merger with Washington Banking, parent company of Whidbey Island Bank. The merger has proven to be transformational, resulting in the doubling of assets and branches. Heritage’s total assets as of December 31, 2014 were $3.5 billion, an increase of $1.8 billion from the prior year end. Heritage Bank now has 66 branches located from Portland, Oregon to Bellingham, Washington, an increase of 30 branches from the prior year end. Six branches are located in the Yakima and Kittitas Valleys of Washington State and do business as Central Valley Bank, a division of Heritage Bank, and six branches are located on Whidbey Island and do business as Whidbey Island Bank. Heritage is committed to being the leading community bank in the Pacific Northwest by continuously improving customer satisfaction, employee empowerment, community investment and shareholder value.

2014 Business Highlights

Heritage embarked on several key initiatives during 2014, which included the successful integration of Washington Banking including a core system conversion, efficiency improvements, credit quality improvements, and capital and balance sheet management. These key initiatives have required a disciplined management team to integrate multiple initiatives while continually focusing on the improvement of key performance metrics. During 2014, we had the following significant accomplishments:

•

Total Shareholder Return—Heritage’s one-year total shareholder return was 5.7% compared to the peer group average of a negative 0.2% and the Heritage three-year total shareholder return was 56.6% compared to the peer group average of 90.3%. Heritage’s three-year total shareholder return lags the peer group average return primarily due to significant increases in expenses that have been incurred as a result of our continued organic and acquisition-related growth initiatives during 2013 and 2014.

•

Growth and Efficiency Initiatives—Heritage completed the Washington Banking merger effective May 1, 2014, resulting in a combined branch footprint of 66 branches spanning from Portland, Oregon to Bellingham, Washington, and combined total assets of approximately $3.3 billion as of May 1, 2014. We believe the combined company has increased opportunity for loan and deposit growth across our expanded footprint. We continue a disciplined approach to seeking organic and strategic growth opportunities that will benefit our shareholders and customers. Additionally, Heritage had a core system conversion for its Whidbey Island Bank customers during the fourth quarter of 2014 which provided enhanced features for our customers. Heritage management measures assets per employee (“ApE”) as a measure of efficiency and realized an improvement in this metric during 2014, with an ApE of $4.6 million at December 31, 2014, compared to $4.4 million at December 31, 2013.

•

Net Income—Heritage’s net income was $21.0 million, or $0.82 per diluted common share, for the year ended December 31, 2014 compared to $9.6 million, or $0.61 per diluted common share, for the year ended December 31, 2013. Various merger related initiatives had a significant impact on net income with additional pre-tax expenses of approximately $9.6 million and $5.1 million for the years ended December 31, 2014 and December 31, 2013, respectively.

•

Credit Quality—Heritage significantly improved its credit quality during 2014, with nonperforming noncovered assets to total noncovered assets decreasing to 0.29% at December 31, 2014, compared to 0.76% at December 31, 2013. As of December 31, 2014, our allowance for loan losses to total noncovered loans was 1.04%, representing 294.98% of nonperforming noncovered loans.

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Capital Management Strategies—Heritage declared regular and special cash dividends for a total of $0.50 per share for 2014, and also declared a first quarter 2015 cash dividend of $0.10 per share. We have proven our ability to leverage our capital through acquisitions, reflected in Heritage’s tangible common equity to tangible assets ratio of 9.8% as of December 31, 2014 compared to 11.3% as of December 31, 2013, while maintaining capital levels in excess of regulatory requirements.

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Solid Balance Sheet—Heritage increased total assets by $1.8 billion during 2014 to $3.5 billion as of December 31, 2014, compared to $1.7 billion as of December 31, 2013. Noncovered loans, net increased from $1.2 billion as of December 31, 2013 to $2.1 billion as of December 31, 2014. Deposits increased by $1.5 billion to $2.9 billion as of December 31, 2014. We also improved our deposit mix with non-maturity deposits to total deposits increasing to 81.9% at December 31, 2014, compared to 77.9% at December 31, 2013.

2014 Executive Compensation Highlights

Heritage continually strives to align pay with performance for all officers. During 2014, the Committee acted in accordance with Heritage’s compensation philosophy and provided our executives with compensation aligned with Heritage’s financial performance and each executive’s individual performance, and commensurate with market comparisons, while continuing to consider shareholder value and prudent risk management.

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Base Salary: The executive compensation peer study performed by an independent compensation consultant, McLagan, demonstrated that the NEO group’s base salaries were below the peer group median. As a result, NEOs received base salary increases ranging from 3.0% to 18.2%, with the exception of Mr. McDonald who did not receive a salary increase due to his current alignment with the peer group median.

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Annual Incentive Compensation: Annual cash incentives were awarded based on Heritage’s successful 2014 performance. Since 2011, the Board has imposed a cap which limits cumulative annual cash incentives to 15% of annual net income. The purpose of the cap is to ensure that the incentives awarded to Heritage’s employees are not disproportionate with the earnings generated for shareholders. While this limitation reduced the cash incentive payouts otherwise earned under the Management Incentive Plan by 29% in 2013, 5% in 2012 and 12% in 2011, it did not result in a payout reduction in 2014. Additionally, the Committee reduced the target and maximum opportunities by 5% for the NEOs as a cost control measure.

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Long-term Incentive Compensation: Equity incentives were awarded during 2014 based on Heritage’s successful 2013 financial performance. Additionally, contributions were made into the deferred compensation plans for Messrs. Vance, Deuel, Hinson and Spurling based on 2013 performance metrics.

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Stock Ownership Guidelines: The Committee updated Heritage’s Stock Ownership Guidelines to increase the CEO’s required holdings to 3 times annual base salary and added holding and retention requirements for all directors and NEOs, which are intended to encourage additional corporate ownership by the NEOs and members of the Board.

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Clawback Policy: A more comprehensive Clawback Policy was adopted that provides the Board with authority to recover certain bonus or other incentive compensation paid to any NEO in appropriate circumstances where there has been a restatement of Heritage’s financial statements.

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Employment Agreements: Heritage entered into a new employment agreement with Mr. Spurling, which became effective January 2, 2014 in connection with his promotion to Executive Vice President and Chief Credit Officer of Heritage and Heritage Bank and an employment agreement with Mr. McDonald in connection with the Washington Banking merger effective May 1, 2014.

Philosophy and Objectives of Our Executive Compensation Program

Heritage’s compensation philosophy provides overarching guidelines for establishing and managing all elements of compensation. The philosophy targets total overall executive compensation at market competitive levels, which we define as between the 50th and 75th percentile of peer banks, in order to manage base salary levels, allow for meaningful performance-based compensation and recruit and retain key talent. Our compensation philosophy takes into account factors such as internal consistency of executive pay, and the experience, tenure and scope of responsibility for each of our NEOs. Officer compensation is weighted toward Heritage’s achievement of stated annual and long-term performance objectives.

Our compensation programs are designed to link compensation with performance, taking into account competitive compensation levels at peer group institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

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Employer of Choice—We view compensation as a key factor in being an employer of choice in our markets. We believe that competitive compensation packages allow us to attract and retain well-qualified, key employees critical to our long-term success.

•	Pay Aligned with Performance—We strive to provide a competitive salary combined with incentive opportunities that reward outstanding individual and Company performance.

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Prudent Management of Risk—We evaluate, design and manage compensation programs to ensure that we are properly and prudently managing any risks created by these programs. The Committee has the authority and responsibility to mitigate such risks, where necessary, through procedural oversight or program modification.

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Flexibility—We recognize that the market for key talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing market conditions, as well as regulatory restrictions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices.

Role of the Compensation Committee

The Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Committee’s responsibilities are to:

•	review the goals, policies and objectives of the compensation plans of Heritage and Heritage Bank;

•	review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans;

•	review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the Chief Executive Officer and other NEOs;

•	review and approve the corporate goals and objectives for the Chief Executive Officer annually;

•	review and recommend to the full Board for approval the director fees, benefits and equity compensation grants;

•	review the results of any shareholder advisory vote regarding compensation plans or programs of Heritage and consider whether to implement any changes as a result of such advisory vote;

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review and evaluate risks posed to Heritage by the design and implementation of various compensation programs and appropriate risk management and controls to avoid or mitigate any excessive or unreasonable risk to Heritage;

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approve and recommend to the Board for adoption any programs or policies regarding the recovery of previously paid or earned compensation later determined to have been based on inaccurate financial information as may be required by internal policy, statutory or regulatory authority or as may be deemed in the best interest of Heritage and its shareholders;

•	review and discuss the Compensation Discussion and Analysis with management; and

•	review our policies regarding the tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code.

In order to fulfill these responsibilities, the Committee’s charter grants it the authority and adequate funding to retain and terminate any third party advisors for the purpose of evaluating the compensation programs for, and performance of, Heritage’s directors, Chief Executive Officer and senior executive officers.

Role of Executives in Compensation Committee Deliberations

The Committee frequently requests that Mr. Vance and other executives be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Committee members may vote on decisions regarding executive compensation. The Committee discusses Mr. Vance’s compensation with him, but final deliberations and all votes regarding all compensation are made in executive session with independent directors and without management present. The Committee also reviews Mr. Vance’s recommendations and input from the independent compensation consultant or legal counsel when making decisions regarding the compensation of Mr. Vance and the other NEOs.

Compensation Consultants and Advisors

The Committee has historically retained McLagan, an independent compensation consultant, to assist with updating Heritage’s compensation peer group every other year. During 2014, the compensation peer group was reviewed and a new peer group was selected as a result of the transformative impact of the Washington Banking merger. McLagan was engaged by the Committee to perform additional consulting services which included the development of our compensation peer group, an executive and director compensation benchmarking survey, an equity overhang analysis for the Heritage Financial Corporation 2014 Omnibus Equity Plan and the annual and long-term incentive plan design. The Committee may replace McLagan or hire additional consultants at any time. As an independent consulting firm, McLagan does not provide other non-executive services such as retirement or welfare plan administration to Heritage. The Committee does not believe that McLagan has any conflicts of interest that would impair its independence in advising the Committee.

The Committee also has the authority to retain, at Heritage’s expense, legal counsel and other advisors on an as-needed basis, and has and will evaluate the independence of such advisors as the Committee deems appropriate and as may be required by the NASDAQ listing standards.

Use of Competitive Data

During 2014, a peer group benchmarking study was performed by McLagan. A peer group was identified based, generally, on the following criteria:

•	publicly-traded financial institutions;

•	locations in the states of Alaska, California, Colorado, Hawaii, Idaho, Montana, Oregon, and Washington;

•	asset size of $1.5 billion million to $8.5 billion as of March 31, 2014; and

•	comparable business model.

Pacific Continental Corporation and Cascade Bancorp were included in the peer group due to their geographic proximity to Heritage, in spite of the fact that they were slightly smaller than the minimum asset size criteria.

Our peer group of 18 comparable commercial bank holding companies comprises the following:

Glacier Bancorp Inc.	Banner Corporation	Guaranty Bancorp
First Interstate BancSystem	Bank of California Inc.	Bank of Marin Bancorp
Columbia Banking System Inc.	HomeStreet Inc.	Pacific Premier Bancorp
CVB Financial Corp.	CoBiz Financial Inc.	Bridge Capital Holdings
National Bank Holdings Corp.	TriCo Bancshares	Pacific Continental Corp.
Westamerica Bancorp.	Farmers & Merchants Bancorp	Cascade Bancorp

In addition to analyzing the pay practices and performance of our peer group, the McLagan study included executive compensation information from banking industry surveys published by McLagan.

Components of Compensation

The following table lists some of the major components of compensation that we may use as part of the compensation program.

Component	Key Characteristics	Purpose	Principal 2014 Actions
Base Salary	Fixed compensation component—reviewed annually and adjusted, if and when appropriate	Intended to compensate an executive officer fairly for the responsibility level of the position held as well as be competitive within the banking industry.	NEO salary increases ranged from zero to 18.2%.

Cash Incentives	Annual incentives, variable compensation component	Intended to motivate and reward executive officers for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to established goals.	Annual incentives for our NEOs ranged from $47,306 to $157,813.

Equity-Based Compensation	Long-term incentives, variable compensation component—performance-based award opportunity, typically granted annually	Intended to motivate executive officers to achieve our business objectives by tying incentives to long-term performance. The increased stock ownership aligns employee and shareholder interests and serves as a retention tool.	Our NEOs received long-term incentives in the form of restricted stock awards ranging in value from $50,005 to $243,479, or 13% to 32% of total compensation. These values also include one-time discretionary awards made to three NEOs.

Deferred Compensation	Long-term incentives, variable compensation component—performance-based award opportunity, typically granted annually	Intended to provide a retirement planning mechanism while motivating executive officers to achieve our business objectives by tying incentives to long-term performance.	Deferred compensation contributions are generally performance-based with a 16.66% fixed portion for the CEO. The 2014 deferred compensation contributions ranged from $67,589 to $189,520. The Committee approved Mr. McDonald’s participation in the deferred compensation plan effective January 1, 2015.

Post-Employment Compensation	Fixed compensation component	Intended to provide temporary income following an executive officer’s involuntary termination of employment and to retain senior executives in a competitive marketplace.	An employment agreement was entered into with Mr. McDonald effective May 1, 2014; an employment agreement was entered into with Mr. Spurling, effective January 2, 2014.

Pay Mix

Pay mix represents the relative value of each of the primary compensation components as a percentage of total compensation. We seek to compensate our executives through an appropriate balance of fixed and performance-based pay, as well as short and long-term pay. The table below reflects each component of our NEOs’ total 2014 pay. The long-term incentives category includes deferred compensation performance-based contributions; however, Mr. Vance has 16.66% of his deferred compensation contributions which are fixed contributions and not performance–based. Of the compensation components, 49% of the CEO’s compensation is performance-based and 45%, on average, of the other NEOs’ compensation are performance-based.

Name	Base Salary	Annual Cash Incentive Earned	Equity-Based Incentive Awarded	Deferred Compensation Contributions	All Other Compensation
Brian L. Vance	42%	15%	23%	18%	2%
Jeffrey J. Deuel	49%	12%	23%	13%	3%
Donald J. Hinson	48%	13%	24%	14%	1%
Bryan D. McDonald	66%	15%	13%	-	6%
David A. Spurling	45%	9%	32%	12%	2%

Prior Year’s Say-on-Pay Vote

Heritage received 90% of votes cast in support of its advisory vote on executive compensation at the 2014 annual shareholders’ meeting, which was slightly down from the 93% of votes cast in support of executive compensation in 2013. Heritage, the Board, and the Committee pay careful attention to communications received from shareholders regarding executive compensation, including the results of these non-binding advisory votes. The Committee believes that these votes reflect our shareholders’ affirmation of our compensation philosophy and the manner in which we compensate our NEOs. To confirm this perspective, we entered into a shareholder outreach program with our largest eleven institutional shareholders to further understand what, if any, concerns they may have with our compensation programs. The feedback obtained from our shareholders during this outreach was very positive and supported our overall compensation practices. In addition to considering the views of shareholders, the Committee and management regularly review analysis of our compensation programs by major proxy advisory firms. As part of the Company’s growth strategy, our financial results have been negatively impacted which, in turn, negatively impacts the perceived alignment of pay for performance. The Committee continually strives to provide shareholder value while retaining key executives and paying them competitively with our peer group. The Committee will closely monitor the results of all future advisory votes on executive compensation.

Base Salary

Salary levels of executive officers are designed to be competitive within the banking industry and are based on the experience, tenure and responsibility of each officer. We utilize various compensation surveys and peer group comparisons, including the McLagan study described above, to obtain a general understanding of current base salary, salary range and total cash compensation trends of competitors to ensure that executive compensation is not significantly out of line with competitors of a similar size or within our market areas. Base salaries for our executive officers other than the Chief Executive Officer are based upon recommendations by the Chief Executive Officer, taking into account the subjective and objective factors described above. The Committee reviews and approves or disapproves those recommendations. The base salary for the Chief Executive Officer is determined by the Committee. The Chief Executive Officer is not present during determinations regarding his compensation. The Committee generally meets in June of each year in order to approve the base salaries of our NEOs effective July 1 of that year. This timing coincides with the review of the performance of the individual officer and the prior year performance of Heritage and its subsidiaries, as well as the availability of current proxy information for our peers.

Salary Adjustments Made in 2014

As a result of the comprehensive review of executive compensation during 2014, salary adjustments were made to move the NEOs’ base salaries closer to the median level of similarly-positioned executives within our new peer group. Following the merger with Washington Banking, Heritage doubled in asset size resulting in more complexities within the company and greater responsibilities for our executives. Even with the salary adjustments made during the year, the NEOs were below the new peer group median. The base salaries for 2013 and 2014 were as follows:

Name	Position	2013 Base Salary ($) (effective July 1, 2013)	2014 Base Salary ($) (effective July 1, 2014)	% Increase
Brian L. Vance	Chief Executive Officer	412,008	487,008	18.2
Jeffrey J. Deuel	President, Chief Operating Officer	256,008	287,208	12.2
Donald J. Hinson	Executive Vice President, Chief Financial Officer	244,008	251,304	3.0
Bryan D. McDonald(1)	Executive Vice President, Chief Lending Officer	-	257,500	-
David A. Spurling	Executive Vice President, Chief Credit Officer	205,008	228,204	11.3
(1)	Mr. McDonald joined Heritage on May 1, 2014, the date of the Washington Banking merger.

Annual Cash Incentives

We use annual cash incentives to focus attention on current strategic priorities and encourage achievement of corporate objectives. These incentives are provided under our Management Incentive Plan. The objectives of the plan are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The Management Incentive Plan’s design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on financial and individual performance and then recommended by the Chief Executive Officer to the Committee. The Committee then reviews and approves or disapproves the annual cash incentive recommendations.

The Committee approves the funding level for the Management Incentive Plan based on meeting or exceeding corporate performance goals. Each performance goal has an established threshold (minimum), target and maximum expectation level; however, no payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in the annual cash incentive payout being reduced or increased from target on a prorated basis. For the annual cash incentives paid for performance in 2011 through 2014, the total pools of incentives paid were limited to 15% of Heritage’s net income. The 2014 Management Incentive Plan provided that no bonus payments will be paid from the plan should the corporate Tier 1 Leverage Ratio be below 8% at December 31, 2014. Each NEO has a scorecard with performance results, but the Committee retains authority to approve the final incentives paid. The Management Incentive Plan includes a clawback provision allowing us to recover any incentives later determined to have been paid based on materially inaccurate performance results. The Committee reserves the right, in its sole discretion, to not award any incentive payouts when extraordinary circumstances occur that may negatively impact Heritage.

2014 Annual Cash Incentive Award Determinations

In 2014, each of our NEOs was eligible to participate in the Management Incentive Plan, and had an annual cash incentive opportunity based on specified corporate goals and performance. In order for an executive to be eligible to receive any award, corporate performance had to exceed a threshold level and the executive had to achieve a satisfactory individual performance evaluation. The percentage target and maximum opportunities were reduced by 5% during 2014 in an effort to control compensation expenses. The aggregate incentives paid under the Management Incentive Plan, including those paid to our NEOs, were limited to 15% of Heritage’s 2014 net income, but no downward adjustments were made to 2014 incentive payouts because the 15% threshold was not surpassed.

The opportunities for 2014 cash incentive awards for our NEOs are as follows:

Name	Target Opportunity as % of Base Salary	Maximum Opportunity as % of Base Salary	Actual Annual Cash Incentive Received as % of January 1, 2014 Base Salary
Brian L. Vance	35%	52.5%	38.3%
Jeffrey J. Deuel	25%	37.5%	27.4%
Donald J. Hinson	25%	37.5%	29.2%
Bryan D. McDonald(1)	30%	45.0%	32.8%
David A. Spurling	25%	37.5%	22.0%
(1)	Due to an agreement prior to the Washington Banking merger, Mr. McDonald’s target and maximum percentages remained at prior year levels. Eligible salary was pro-rated at 67% of his annual salary rate based upon the Washington Banking merger.

Performance Goals

During 2014, the Committee approved the following corporate performance goals for our NEOs:

Corporate Goal	Weighting(1)	Threshold	Target	Maximum	Actual 2014 Performance
Net Charge Offs/Average Loans(2)	Varies	0.25%	0.20%	0.15%	0.30%
3-Year Total Shareholder Return	Varies	46.0%	57.2%	69.5%	56.6%
Earnings per Share	Varies	$0.52	$0.64	$0.75	$0.82
Assets per Full Time Equivalent (“ApE”)(3)	Varies	$4,290	$4,461	$4,647	$4,623
(1)	Each NEO received a different weighting. Messrs. Vance, Deuel and McDonald had the following weightings: 20%—net credit losses; 15%—three-year total shareholder return; 30%—earnings per share; and 35%—ApE. Mr. Hinson had the following weightings: 15%—net credit losses; 15%—three-year total shareholder return; 35%—earnings per share; and 35%—ApE. Mr. Spurling had the following weightings: 35%—net credit losses; 15%—three-year total shareholder return; 30%—earnings per share; and 20%—ApE.
(2)	This metric replaced the nonperforming assets to total originated assets objective established at the beginning of 2014. We made this change because the Washington Banking merger caused distorted results in nonperforming assets that otherwise would have led to unreasonably high payouts. Management recommended the change to net charge offs in September 2014 to preserve the intent of the prior performance metric, even though it resulted in a smaller payout to management.
(3)	Amounts reflect dollars in thousands.

2014 Key Performance Metrics

The graphs below capture the four performance metrics used to determine 2014 annual incentives for our NEOs. The 2013 and 2012 performance metrics are provided to demonstrate trends, although they were not utilized in measuring the 2014 performance for the NEOs.

* Total shareholder return is for a trailing 36-month period.

* Assets per Employee reported in thousands as of December 31.

The following table reflects the annual cash incentive paid to each NEO for 2014 performance:

Name	Earned Annual Cash Incentive ($)	Earned Annual Cash Incentive as Percentage of Total Compensation (%)
Brian L. Vance	157,813	14.8
Jeffrey J. Deuel	70,043	11.7
Donald J. Hinson	71,335	12.7
Bryan D. McDonald	56,747	14.7
David A. Spurling	47,306	8.7

Equity-Based Compensation

Equity-based compensation is intended to more closely align the financial interests of our executives with long-term shareholder value, and to assist in the retention of key executives. Our equity-based compensation program is designed to incorporate a tiered approach, with equity awards linked to the achievement of the pre-defined performance goals established under the 2013 Management Incentive Plan. The incentive ranges (as a percentage of salary) are designed to provide market-competitive payouts for the achievement of minimum, target and maximum levels of performance. Actual award amounts are determined based on the achievement of previously-approved goals, calculated based on financial and individual performance. The Committee then reviews and approves or disapproves the equity-based compensation recommendations. Officers are required to receive a satisfactory annual performance evaluation rating to obtain an equity award, and the equity-based compensation awarded is ultimately discretionary.

Historically, we have granted equity-based compensation to officers in the form of incentive stock options and restricted stock awards. During 2014, our shareholders approved the Heritage Financial Corporation 2014 Omnibus Equity Plan, which allows us to grant stock options, stock appreciation rights, restricted stock, restricted performance stock, unrestricted stock or performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

Stock options and restricted stock awards are awarded based on the closing price of Heritage’s stock on the date of grant. The date of grant is the date that the options or awards are approved by the Committee.

Stock options previously granted under the 2010 Omnibus Equity Plan generally vest ratably over four years and expire 10 years after they are granted. The majority of the restricted stock awards granted to date under the 2010 Omnibus Equity Plan vests ratably over four years, while some grants awarded have a three-year, four-year or five-year cliff-vesting schedule. Future awards may be granted with different vesting schedules. The 2014 restricted stock awards vest ratably over four years.

The Chief Executive Officer makes recommendations to the Committee regarding the amount and terms of equity awards for the other NEOs. Using the recommendations of the Chief Executive Officer, the Committee determines which executives will receive awards and determines the number of shares subject to each award. The Chair of the Committee, working with the Committee’s independent compensation consultant, recommends to the Committee the amount and terms of equity awards for the Chief Executive Officer.

2014 Equity Award Determinations

In June 2014, our NEOs received grants of restricted stock based on 2013 performance with the exception of Mr. McDonald who received an award at the effective date of the merger with Washington Banking. Heritage applied a tiered structure with target award opportunities expressed as a percentage of salary during 2014, as described in the table below. Subjective factors were used to differentiate individual performance. NEOs are assigned to different tier levels based upon factors such as title, position and/or responsibilities. The tier level is the primary factor used to determine the equity award each executive officer may earn. The target opportunity is based upon a percentage of salary and placement within the tiered structure. If an officer did not meet his or her performance goals under the Management Incentive Plan for the prior year, the officer may not receive an award, or the award may be reduced. Additionally, the officer is required to maintain a minimum performance rating to earn an equity award. The Committee may make discretionary grants of stock options or restricted stock, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment of new officers.

The following table contains the tier level and target opportunity for each of our NEOs, as well as their potential and actual 2014 awards, expressed as a percentage of base salary.

Name	Tier	Target Opportunity as % of Base Salary	Maximum Opportunity as % of Base Salary	2014 Actual Award as % of January 1, 2014 Base Salary
Brian L. Vance	I	30%	45.0%	41%
Jeffrey J. Deuel	II	25%	37.5%	35%
Donald J. Hinson	II	25%	37.5%	34%
Bryan D. McDonald(1)	II	25%	37.5%	20%
David A. Spurling	II	25%	37.5%	36%
(1)	Mr. McDonald received an equity award effective May 1, 2014 with a grant date fair value of $50,005 in connection with the Washington Banking merger.

Messrs. Vance, Deuel and Hinson received additional equity awards in July 2014, totaling $72,900, $48,000 and $50,000, respectively, which are not included in the above presentation because the awards were discretionary. The additional discretionary awards were provided to bring these executive’s total compensation closer to the median of the new peer group as a result of their enhanced responsibilities as executives of a larger company post-merger. Mr. Spurling also received a discretionary award of $99,998 in connection with his promotion to Executive Vice President and Chief Credit Officer.

To determine the 2014 equity awards, Heritage took into consideration whether our NEOs, with the exception of Mr. McDonald, met their individual performance goals under the Management Incentive Plan for 2013. In March 2013, the Committee approved all such goals for the NEOs, which were related to Heritage’s performance. These goals are set forth in the table below.

Corporate Goal	Weighting(1)	Threshold	Target	Maximum	Actual 2013 Performance
Nonperforming Assets/Total Assets(2)	Varies	1.30%	1.10%	0.90%	0.68%
3-Year Total Shareholder Return	Varies	14.0%	17.6%	23.0%	38.0%
Net Interest Margin	Varies	4.50%	4.75%	5.00%	4.80%
Assets per Full Time Equivalent (“ApE”)(3)	Varies	$3,750	$3,950	$4,100	$4,448
(1)	Each NEO received a different weighting. Messrs. Vance and Deuel had the following weightings: 20%—nonperforming assets; 15%—three-year total shareholder return; 30%—net interest margin; and 35%—ApE. Mr. Hinson had the following weightings: 15%—nonperforming assets; 15%—three-year total shareholder return; 35%—net interest margin; and 35%—ApE. Mr. Spurling had the following weightings: 35%—nonperforming assets; 15%—three-year total shareholder return; 30%—net interest margin; and 20%—ApE.
(2)	This metric is the originated nonperforming assets as a percentage of total originated assets, excluding portions guaranteed by government agencies.
(3)	Amounts reflect dollars in thousands.

Although, the equity awards were calculated in February 2014, the awards were not granted until the June 2014 Committee meeting to align with the previous year’s executive compensation review timing. The 2013 performance results ranged between 134% and 138% of target for the applicable NEOs. Mr. McDonald received an equity award pursuant to his employment agreement entered into in connection with the Washington Banking merger. Mr. McDonald’s award was made on May 1, 2014, the effective date of the merger. We anticipate making equity award grants to our NEOs in 2015, taking into consideration 2014 performance results. The following table reflects the equity awards paid to each NEO during 2014:

Name	Equity Awards Earned ($)	Discretionary Awards Granted	Equity Awards as Percentage of Total Compensation (%)
Brian L. Vance	170,576	72,903	22.9
Jeffrey J. Deuel	88,330	48,006	22.8
Donald J. Hinson	82,964	50,002	23.7
Bryan D. McDonald	-	50,005	13.0
David A. Spurling	74,261	99,998	32.0

Stock Ownership Guidelines

Heritage maintains stock ownership guidelines for our NEOs and directors. These guidelines were established to promote a long-term perspective in managing Heritage and to help align the interests of our shareholders, directors and top executives. The stock ownership goal for each person is determined on an individual basis, first in dollars as a multiple as follows—3 times base salary for the Chief Executive Officer, 1.5 times base salary for the other NEOs and 3 times annual cash compensation for directors—and then by converting such amount to a fixed number of shares. The guidelines were revised in September 2014 to increase the CEO’s factor from 2.5 to 3 times base salary as well as add retention and holding requirements. The retention and holding requirements require the directors and officers to retain not less than 50% of shares received (on a net after tax basis) until such director or officer satisfies the ownership requirements. If the director or NEO fails to satisfy the ownership requirement, 25% of their annual incentive bonus or director fees will be paid in Heritage shares. The guidelines provide the directors three years to comply and NEOs five years to comply. As of December 31, 2014, all directors and NEOs were in compliance, or were within the required time frame to come into compliance, with the stock ownership guidelines.

Risk Assessment Analysis

Each year, Heritage’s senior risk officer performs a 27 point detailed risk analysis of each of Heritage’s compensation programs. This report is presented to the Committee for review and discussion. If warranted, the Committee will recommend changes to address concerns or considerations raised in the risk review process. Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any is determined to exist. Based on our 2014 assessment, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on Heritage.

Clawback Policy

The Committee, with the assistance of its advisors and Heritage’s management, continues to monitor the status of compensation-related rules and regulations expected to be finalized or issued under the Dodd-Frank Act. In December 2014, Heritage adopted a more robust clawback policy that provides the Board with authority to recover certain bonus or other incentive compensation paid to any NEO in appropriate circumstances where there has been a restatement of Heritage’s financial statements filed with the SEC. While the Committee believes its risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations when finalized or issued.

Retirement Benefits

401(k) Plan. We maintain the Heritage Financial Corporation 401(k) Plan Profit Sharing Plan and Trust as a retirement plan. During early 2014, we eliminated the employee stock ownership portion of the Plan. The Plan is a defined contribution plan and is designed to provide employees (including our NEOs) with savings opportunities and financial security during retirement. Heritage makes two different contributions to the Plan:

•	A matching contribution equal to 50% of an employee’s salary deferral contributions up to a maximum of 6% of an employee’s eligible compensation; and

•

A profit-sharing contribution that includes a discretionary contribution based on a percentage of an employee’s eligible compensation based on Heritage’s financial performance and management’s recommendation and as approved by the Board. For 2014, the discretionary contribution was equal to 1.5% of employees’ eligible compensation.

Deferred Compensation Plan. During 2012, Heritage adopted a Deferred Compensation Plan, which provides our directors and select executive officers with the opportunity to defer current compensation. Under the Deferred Compensation Plan, participants are permitted to elect to defer compensation and Heritage has the discretion to make additional contributions to the plan on behalf of any participant based on a number of factors. The notional account balances of participants under the plan earn interest on an annual basis. The applicable interest rate as initially selected by the Committee will be the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of each year. Generally, a participant’s account is payable upon the earliest of the participant’s separation from service with Heritage, the participant’s death or disability, or a specified date that is elected by the participant in accordance with applicable rules of the Internal Revenue Code. Heritage’s obligation to make payments under the Deferred Compensation Plan is a general obligation of the Company and is to be paid from Heritage’s general assets. As such, participants are general unsecured creditors of Heritage with respect to their participation under the Plan. The Committee believes that the Deferred Compensation Plan provides Heritage with another tool to attract and retain the best qualified individuals to serve in key roles within the organization.

Messrs. Vance, Deuel, Hinson and Spurling have been granted awards pursuant to which Heritage will make contributions to accounts maintained on their behalf under the Deferred Compensation Plan. The terms of the particular awards to Messrs. Vance, Deuel, Hinson and Spurling are described in more detail following the Nonqualified Deferred Compensation table below.

The Committee approved the following performance goals for the 2013 performance period for Messrs. Vance, Deuel, Hinson and Spurling with respect to deferred compensation contributions that were related to Heritage’s performance:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2013 Performance
Nonperforming Assets(1)	50%	1.30%	1.10%	0.90%	0.68%
Return on Average Assets (“ROAA”)(2)	50%	0.45%	0.60%	0.75%	0.69%
(1)	This metric is the originated nonperforming assets to total originated assets, excluding portions guaranteed by governmental agencies.

(2)	The net income was adjusted for expenses related to the branch closure initiative and the Washington Banking merger, which resulted in net income of $10.6 million. The net income adjustment modified the ROAA from 0.62% to 0.69% adjusted.

The following table reflects the earned deferred compensation incentives to each NEO for 2013 performance which resulted in 2014 contributions:

Name	Earned Deferred Compensation Incentives ($)	Earned Deferred Compensation Incentive as Percentage of Total Compensation (%)
Brian L. Vance	189,520	17.8
Jeffrey J. Deuel	80,384	13.5
Donald J. Hinson	76,616	13.7
Bryan D. McDonald	-	-
David A. Spurling	67,589	12.4

The Committee approved the following performance goals for the 2014 performance period for Messrs. Vance, Deuel, Hinson and Spurling with respect to deferred compensation contributions that were related to Heritage’s performance:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2014 Performance
Net Charge Offs(1)	50%	0.25%	0.20%	0.15%	0.30%
Earnings per Share	50%	$0.52	$0.64	$0.75	$0.82
(1)	This metric is the ratio of net charge offs to average loans.

In February 2015, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $162,307, $50,261, $43,978 and $39,936 on behalf of Messrs. Vance, Deuel, Hinson and Spurling, respectively, based on the achievement of 2014 performance goals under their respective Deferred Compensation Plan participation agreements. Additionally, the Compensation Committee approved Mr. McDonald’s participation in the deferred compensation plan effective January 1, 2015.

Perquisites and Other Benefits

Some of the NEOs receive perquisites in the form of golf club memberships and use of automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities. Our NEOs participate in Heritage’s other benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability insurance and flexible spending accounts.

Tax and Accounting Considerations

Heritage takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and three other most highly compensated executive officers of a corporation (other than the chief financial officer) in a taxable year. All of the compensation Heritage paid in 2014 to our NEOs is expected to be deductible under Section 162(m). The Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so would be in our best interests.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Heritage Financial Corporation for the year ended December 31, 2014 has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s discussion with management, the Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

Respectfully submitted by:

Kimberly T. Ellwanger, Chair

Jeffrey S. Lyon

Anthony B. Pickering

Robert T. Severns

Ann Watson

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by our NEOs paid or accrued for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(7)	Total ($)
Brian L. Vance	2014	449,508	-		243,479	157,813	-	212,508	1,063,308
President & Chief	2013	412,008	-		126,697	161,329	-	113,047	813,081
Executive Officer of Heritage	2012	359,484	-		95,647	145,796	220	178,727	779,874
Jeffrey J. Deuel	2014	271,608	-		136,336	70,043	-	119,613	597,600
President & Chief Operating	2013	256,008	-		78,717	75,183	-	58,626	468,534
Officer of Heritage Bank	2012	236,157	-		156,177	75,684	-	31,610	499,628
Donald J. Hinson	2014	247,656	-		132,966	71,335	-	109,241	561,198
Executive Vice President,	2013	244,008	-		75,026	70,621	-	51,829	441,484
Chief Financial Officer of	2012	212,646	-		147,079	63,430	-	19,806	442,961
Heritage and Heritage Bank
Bryan D. McDonald(4)	2014	171,667	$83,333	(5)	50,005	56,747	-	24,286	386,038
Executive Vice President,	2013	-	-		-	-	-	-	-
Chief Lending Officer of	2012	-	-		-	-	-	-	-
Heritage Bank
David A. Spurling	2014	221,730	-		174,259	47,306	-	101,848	545,143
Executive Vice President,	2013	210,132	-		63,042	60,206	-	16,806	350,186
Chief Credit Officer of Heritage Bank	2012	187,482	-		44,129	59,467	-	16,766	307,844

(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, please see Note 21 to the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2014.
(2)	Reflects amounts earned under the Management Incentive Plan. The material terms of the Management Incentive Plan for 2014 are described in the Compensation Discussion and Analysis under “2014 Annual Cash Incentive Award Determinations.”
(3)	Consists of above market interest on deferred compensation under the Deferred Compensation Plan.
(4)	Mr. McDonald joined Heritage on May 1, 2014 as part of the Washington Banking merger
(5)	Includes $83,333 as part of the Washington Banking merger employment agreement.
(6)	The following table reflects all other compensation to our NEOs for 2014:

Name	Employer 401(k) Match & ESOP Contributions ($)	Cell Phone ($)	Deferred Compensation Plan Contributions ($)	Club Membership & Health Club Dues ($)	Automobile Provision ($)	Housing Allowance ($)	Vacation Payout ($)	Total ($)
Brian L. Vance	11,700	1,924	189,520	6,689	2,675	-	-	212,508
Jeffrey J. Deuel	11,700	899	80,384	3,421	1,805	-	21,404	119,613
Donald J. Hinson	11,700	826	76,616	200	-	-	19,899	109,241
Bryan D. McDonald	10,933	609	-	-	744	12,000	-	24,286
David A. Spurling	11,700	750	67,589	-	-	-	21,809	101,848

Grants of Plan-Based Awards Table

The following table discloses each plan-based award made to our NEOs during the year ended December 31, 2014.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Brian L. Vance	-	-	144,203	216,304	-		-
	7/24/2014	-	-	-	10,681	(2)	170,576
	7/24/2014	-	-	-	4,565	(3)	72,903
Jeffrey J. Deuel	-	-	64,002	96,003	-		-
	7/24/2014	-	-	-	5,531	(2)	88,330
	7/24/2014	-	-	-	3,006	(3)	48,006
Donald J. Hinson	-	-	61,002	91,503	-		-
	7/24/2014	-	-	-	5,195	(2)	82,964
	7/24/2014	-	-	-	3,131	(3)	50,002
Bryan D. McDonald	-	-	51,853	77,779	-		-
	5/01/2014	-	-	-	3,143	(4)	50,005
David A. Spurling	-	-	53,814	80,721	-		-
	1/02/2014	-	-	-	5,865	(5)	99,998
	7/24/2014	-	-	-	4,650	(2)	74,261
(1)	Reflects the target and maximum award opportunities under the Management Incentive Plan for 2014. The actual awards for 2014 are presented in the Summary Compensation Table. There were no threshold opportunity levels under the Management Incentive Plan for 2014; however, in order for a participant to be eligible to receive any award, corporate performance had to exceed a threshold level and the participant had to achieve a satisfactory individual performance evaluation. The material terms of the Management Incentive Plan for 2014 are described in the Compensation Discussion and Analysis under “2014 Annual Cash Incentive Award Determinations.”
(2)	Reflects restricted stock awards granted in 2014 based upon 2013 Company performance. The material terms of these awards are described in the Compensation Discussion and Analysis under “2014 Equity Award Determinations.”
(3)	Reflects discretionary restricted stock awards for Messrs. Vance, Deuel and Hinson.

(4)	Mr. McDonald received a grant of restricted stock in connection with the merger of Washington Banking on May 1, 2014
(5)	Mr. Spurling received a discretionary restricted stock award in connection with his promotion to Executive Vice President and Chief Credit Officer.

Outstanding Equity Awards Table

The following table shows the outstanding option awards and unvested stock awards held by our NEOs as of December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Brian L. Vance	-	-	-	-	-	27,047	(2)	474,675
Jeffrey J. Deuel	2/25/2010	6,666	-	14.88	2/25/2016	-		-
	2/25/2010	6,667	-	14.88	2/25/2017	-		-
	2/25/2010	6,667	-	14.88	2/25/2018	-		-
	-	-	-	-	-	27,823	(3)	488,294
Donald J. Hinson	2/26/2009	1,000	-	11.35	2/26/2016	-		-
	2/26/2009	1,000	-	11.35	2/26/2017	-		-
	5/25/2010	4,330	-	14.77	5/25/2020	-		-
	-	-	-	-	-	21,928	(4)	384,836
Bryan D. McDonald	4/26/2007	1,262	-	15.12	4/26/2017	-		-
	6/26/2008	5,286	-	8.62	6/26/2018
	-	-	-	-	-	3,143	(5)	55,160
David A. Spurling	5/25/2010	4,587	-	14.77	5/25/2020	-		-
	-	-	-	-	-	16,201	(6)	284,328
(1)	Represent grants of restricted shares of Heritage common stock. The market value of these awards is the number of shares that had not vested as of December 31, 2014 multiplied by the December 31, 2014 closing price of Heritage common stock of $17.55.
(2)	Reflects 1,691 shares granted February 24, 2011, 3,442 shares granted on June 25, 2012, 6,668 shares granted on June 26, 2013, and 15,246 shares granted on July 24, 2014, which each vest ratably over the four years from the date of grant.
(3)	Reflects 993 shares granted February 24, 2011, 2,022 shares granted on June 25, 2012, 4,143 shares granted on June 26, 2013, and 8,537 shares granted on July 24, 2014, which vest ratably over the four years from the date of grant; 5,000 shares granted February 25, 2010, which vest on February 25, 2015; and 7,128 shares granted on September 7, 2012, which vest on September 7, 2016.
(4)	Reflects 832 shares granted on February 24, 2011, 1,694 shares granted on June 25, 2012, 3,948 shares granted on June 26, 2013 and 8,326 shares granted on July 24, 2014, which each vest ratably over the four years from the date of grant; and 7,128 shares granted on September 7, 2012, which vest on September 7, 2016.
(5)	Reflects 3,143 shares granted on May 1, 2014, which vest ratably over four years from the date of grant.
(6)	Reflects 780 shares granted on February 24, 2011, 1,588 shares granted on June 25, 2012, 3,318 shares granted on June 26, 2013 and 4,650 shares granted on July 24, 2014, which each vest ratably over the four years from the date of grant; and 5,865 shares granted on January 2, 2014, which vest on December 10, 2017.

Option Exercises and Stock Vested

The following table shows the value realized upon the exercise of stock options and the vesting of stock awards for our NEOs during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian L. Vance	-	-	11,845	193,689
Jeffrey J. Deuel	-	-	3,385	56,765
Donald J. Hinson	1,000	4,973	3,273	54,527
Bryan D. McDonald	-	-	-	-
David A. Spurling	800	4,536	2,974	49,522

Nonqualified Deferred Compensation

The following table provides information for our NEOs regarding participation in plans that provide for the deferral of compensation on a non-tax qualified basis during the year ended December 31, 2014.

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)(1)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)(2)
Brian L. Vance	-	189,520	19,944	-	456,883
Jeffrey J. Deuel	-	80,384	5,332	-	122,227
Donald J. Hinson	-	76,616	5,082	-	116,498
Bryan D. McDonald	-	-	-	-	-
David A. Spurling	-	67,589	3,080	-	70,669
(1)	All amounts were reported as compensation for 2014 in the Summary Compensation Table above.
(2)	The following amounts were reported as compensation in the Summary Compensation Table in previous years: Messrs. Vance, Deuel and Hinson $236,087, $35,222 and $33,571, respectively.

Heritage adopted a deferred compensation plan in 2012. Heritage has since entered into contribution agreements with Messrs. Vance, Deuel, Spurling and Hinson that provided for 2014 contributions to each executive’s account by Heritage. The potential contributions were based on a percentage of the respective executive’s salary, with a pre-determined minimum, target and maximum level, with the amount of the contributions based on the achievement of performance goals under the Deferred Compensation Plan.

Under Mr. Vance’s Deferred Compensation Plan participation agreement, Heritage’s contributions for 2014 were set at 16.66% of salary for minimum achievement of performance goals, 33% for target achievement and 50% for maximum achievement. With respect to Mr. Vance, the 16.66% minimum achievement is a fixed amount to be contributed annually, that may be increased based upon performance that is greater than the minimum performance threshold. The Compensation Committee intends for this minimum 16.66% annual contribution to act as a retirement benefit in addition to the performance-based component. Company contributions on behalf of Mr. Vance under the Deferred Compensation Plan vest 30% as of July 1, 2012, 10% as of January 1, 2013 and an additional 10% as of each January 1 thereafter through January 1, 2019. Mr. Vance’s participation agreement provides for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2019.

Under their respective Deferred Compensation Plan participation agreements, Heritage’s contributions on behalf of Messrs. Deuel and Hinson for 2014 were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Messrs. Deuel and Hinson under the Deferred Compensation Plan vested 10% as of January 1, 2013 and 10% as of each January 1 thereafter through January 1, 2022. Their participation agreements provide for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2016.

Under Mr. Spurling’s Deferred Compensation Plan participation agreement, which was entered into as of January 2, 2014, Heritage’s contributions on his behalf for 2014 were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Mr. Spurling under the Deferred Compensation Plan vest 10% as of January 1, 2014, 15% as of each January 1 thereafter through January 1, 2016 and 20% as of each January 1 through January 1, 2019. His participation agreement provides for Company contributions under the Deferred Compensation Plan for the years 2013 through and including 2015.

Under the Deferred Compensation participation agreements, Heritage’s contributions fully vest upon a change in control or the participant’s death or disability. In the event of the participant’s separation from service other than for cause, the participant forfeits all unvested amounts and if the separation from service is for cause, the participant forfeits all vested and unvested amounts.

Distributions of the vested portion begin on the later to occur of the participant’s 65th birthday or the participant’s separation from service or following the participant’s death or disability.

Distributions that are made as a result of the participant attaining age 65 or separating from service, other than due to death or disability, are made in 24 equal monthly installments. If, however, the separation from service occurs within 24 months following a change in control or as a result of the participant’s death or disability, the payment is made in a lump sum.

In February 2015, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $162,307, $50,261, $43,978 and $39,936 on behalf of Messrs. Vance, Deuel, Hinson and Spurling, respectively, based on the achievement of 2014 performance goals under their respective Deferred Compensation Plan participation agreements. Additionally, the Compensation Committee approved Mr. McDonald’s participation in the deferred compensation plan effective January 1, 2015.

Potential Payments Upon Termination or Change in Control

The following table reflects the estimated amount of compensation that would be paid to each of our NEOs in the event of various terminations of employment and in the event of a change in control of Heritage. The values assume a termination date of December 31, 2014. The exact values would need to be calculated upon the actual termination of employment. The calculations do not include compensation and benefits the NEOs would receive that are generally available to our salaried employees.

Name	Compensation/ Benefits Payable upon Termination	Termination Without Cause by the Employer or Termination for Good Reason by the Employee ($)	Qualifying Termination in Connection with a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control—No Termination ($)
Brian L. Vance	Cash Severance	1,283,975	1,925,963	-	-	-
	Accelerated Vesting of Equity Awards(1)	474,675	474,675	474,675	474,675	-
	Accelerated Vesting of Deferred Compensation(2)	-	228,441	228,441	228,441	228,441
	Continued Medical and Dental Coverage	21,631	21,631	-	-	-
	Total	1,780,281	2,650,710	703,116	703,116	228,441
Jeffrey J. Deuel	Cash Severance	342,867	685,735	-	-	-
	Accelerated Vesting of Equity Awards(1)	488,294	488,294	488,294	488,294	-
	Accelerated Vesting of Deferred Compensation(2)	-	97,781	97,781	97,781	97,781
	Continued Medical and Dental Coverage	16,621	24,932	-	-	-
	Total	847,782	1,296,742	586,075	586,075	97,781
Donald J. Hinson	Cash Severance	319,766	639,532	-	-	-
	Accelerated Vesting of Equity Awards(1)	384,836	384,836	384,836	384,836	-
	Accelerated Vesting of Deferred Compensation(2)	-	93,198	93,198	93,198	93,198
	Continued Medical and Dental Coverage	22,502	33,753	-	-	-
	Total	727,104	1,151,319	478,034	478,034	93,198
Bryan D. McDonald	Cash Severance	314,247	628,494	-	-	-
	Accelerated Vesting of Equity Awards(1)	55,160	55,160	55,160	55,160	-
	Accelerated Vesting of Deferred Compensation(2)	-	-	-	-	-
	Continued Medical and Dental Coverage	23,338	35,007	-	-	-
	Total	392,745	718,661	55,160	55,160	-
David A. Spurling	Cash Severance	283,863	567,727	-	-	-
	Accelerated Vesting of Equity Awards(1)	284,328	284,328	284,328	284,328	-
	Accelerated Vesting of Deferred Compensation(2)	-	63,602	63,602	63,602	63,602
	Continued Medical and Dental Coverage	16,849	25,273	-	-	-
	Total	585,040	940,930	347,930	347,930	63,602

(1)	Amounts are based on Heritage’s common stock closing price of $17.55 on December 31, 2014.
(2)	The incremental cost or unvested portion of deferred compensation is reflected in this table.

Employment Agreements and Severance/Change in Control Benefits

The rationale for having employment and severance/change in control agreements in place is to retain the employment of our NEOs, and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and the shareholders and provides stability and the type of skilled leadership needed in the current environment. Employment agreements also provide critical protection to Heritage by subjecting the executives to non-competition, non-solicitation and other restrictions following their employment.

Employment Agreements—Messrs. Vance, Deuel and Hinson.    On September 7, 2012, Heritage entered into a restated employment agreement with Mr. Vance, President and Chief Executive Officer of Heritage and Chief Executive Officer of Heritage Bank, and new employment agreements with Mr. Deuel, Executive Vice President of Heritage and President and Chief Operating Officer of Heritage Bank, and Mr. Hinson, Executive Vice President and Chief Financial Officer of Heritage and Heritage Bank.

The agreements have initial terms from July 1, 2012 through June 30, 2015 for Mr. Vance and through June 30, 2014 for Messrs. Deuel and Hinson. The terms of the agreements will be automatically extended for an additional year beginning on July 1, 2014 for Mr. Vance and July 1, 2013 for Messrs. Deuel and Hinson, and on each July 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal.

The employment agreements provide for annual base salaries which were $487,008, $287,208 and $251,304 as of December 31, 2014 for Messrs. Vance, Deuel and Hinson, respectively. The base salaries will be reviewed annually and may be increased at the discretion of the Board. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with Heritage’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of Heritage. Messrs. Vance and Deuel also are each provided an automobile for business use or a car allowance, at Heritage’s prerogative.

The agreements for Messrs. Vance, Deuel and Hinson provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that does not occur within six months before or within 24 months after a change in control of Heritage (“Covered Period”), Mr. Vance would be entitled to receive an amount equal to 200% of his base salary plus three-year average annual bonus (“Base Compensation”) and Messrs. Deuel and Hinson would each be entitled to receive an amount equal to 100% of their Base Compensation, all payable in monthly installments over a 24-month period. For a Termination that occurs during a Covered Period, Mr. Vance would be entitled to receive a lump sum equal to 300% of his Base Compensation and Messrs. Deuel and Hinson would each be entitled to receive a lump sum equal to 200% of their Base Compensation. The executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage (18 months’ coverage for Mr. Vance for any Termination; for Messrs. Deuel and Hinson, 12 months’ coverage for a Termination that does not occur during a Covered Period and 18 months’ coverage for a Termination during a Covered Period). The employment agreements also provide that any equity award granted to the executive and subject to vesting, performance or target requirements will be treated as having satisfied the applicable requirements in the case of any Termination.

All severance benefits under the employment agreements for Messrs. Vance, Deuel and Hinson are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

The employment agreements for all the executives contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with the Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-solicitation and non-competition provisions apply to Mr. Vance for a period of 24 months following any termination not in connection with a change in control. For Messrs. Deuel and Hinson, the non-competition provisions apply for a period of 12 months following any termination not in connection with a change in control and the non-solicitation provisions apply for a period for 24 months following any termination not in connection with a change in control. The non-competition and non-solicitation provisions apply to Messrs. Vance, Deuel and Hinson for a period of 12 months following any termination in connection with a change in control.

Employment Agreement—Mr. McDonald.    Effective as of May 1, 2014, in connection with the Washington Banking merger, Heritage entered into an employment agreement with Mr. McDonald pursuant to which he serves as Executive Vice President and Chief Lending Officer of Heritage Bank. Mr. McDonald’s employment agreement has an initial term from May 1, 2014 through June 30, 2016, with the agreement automatically extending for an additional year beginning on July 1, 2015 and on each July 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal. Mr. McDonald is provided an automobile for business use or a car allowance, at Heritage’s prerogative. Mr. McDonald’s employment agreement contains benefits and terms and conditions that are substantially similar to the employment agreements with Messrs. Deuel and Hinson that are described above.

The employment agreement provides for an annual base salary which was $257,500 as of December 31, 2014. The base salary will be reviewed annually and may be increased at the discretion of the Board. The agreement provides that Mr. McDonald will be eligible to receive a performance-based annual incentive bonus, in accordance with Heritage’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of Heritage.

Employment Agreement—Mr. Spurling.    On January 2, 2014, Heritage entered into an employment agreement with Mr. Spurling pursuant to which he serves as Executive Vice President and Chief Credit Officer of Heritage and Heritage Bank. Mr. Spurling’s employment agreement has an initial term from January 1, 2014 through June 30, 2016, with the agreement automatically extending for an additional year beginning on July 1, 2015 and on each July 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal. Mr. Spurling’s employment agreement contains benefits and terms and conditions that are substantially similar to the employment agreements with Messrs. Deuel and Hinson that are described above.

The employment agreement provides for an annual base salary which was $228,000 as of December 31, 2014. The base salary will be reviewed annually and may be increased at the discretion of the Board. The agreement provides that Mr. Spurling will be eligible to receive a performance-based annual incentive bonus, in accordance with Heritage’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of Heritage.

Equity Plans

Our Restricted Stock Plan of 2002 and Restricted Stock Plan of 2006 provide for accelerated vesting of awards upon disability, death or retirement (at or after age 65). The 2010 Omnibus Equity Plan provides for accelerated vesting of awards upon disability, death or retirement (at or after age 65 and 10 years of service). During 2012, the Heritage Board approved an amendment to all of the above-named equity plans, which allows for the vesting of shares upon the attainment of retirement eligibility to provide administrative alignment of tax and book reporting for these transactions. The 2010 Omnibus Equity Plan further provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested. Our 1998 Stock Option and Restricted Stock Award Plan, Restricted Stock Plan of 2002, Restricted Stock Plan of 2006 and Incentive Stock Option Plan of 2006 provide for immediate vesting of all outstanding awards in connection with a change in control.

At the July 2014 annual meeting of shareholders, the shareholders approved the Heritage Financial Corporation 2014 Omnibus Equity Plan. This Plan provides for accelerated vesting of awards upon disability or death. The 2014 Omnibus Equity Plan contains a “double trigger” vesting provision that provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Ellwanger, Lyon, Pickering, Severns and Watson. No members of this Committee were officers or employees of Heritage or its subsidiaries during the year ended December 31, 2014 or at March 9, 2015, nor were they formerly officers or had any relationships otherwise requiring disclosure.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The following Report of the Audit and Finance Committee of the Board of Directors for the year ended December 31, 2014 shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for: (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.

The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2014:

•	The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;

•

The Audit and Finance Committee has discussed with the independent registered public accounting firm, Crowe Horwath LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

The Audit and Finance Committee has received the written disclosures and the letter from Crowe Horwath LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath LLP’s communications with the Audit and Finance Committee concerning its independence, and has discussed the same with Crowe Horwath LLP; and

•

The Audit and Finance Committee has, based on its review and discussions with management of the 2014 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2014 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee for the year ended December 31, 2014:

Respectfully submitted by:

Deborah J. Gavin, Chair

Brian S. Charneski

John A. Clees

Mark D. Crawford

Gragg E. Miller

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Crowe Horwath LLP as its independent registered public accounting firm for the year ending December 31, 2015. You are asked to ratify the appointment of Crowe Horwath LLP at the annual meeting. Although shareholder ratification of the appointment of Crowe Horwath LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Crowe Horwath LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe Horwath LLP. Even if the appointment of Crowe Horwath LLP is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year. Crowe Horwath LLP served as Heritage’s independent registered public accounting firm for the years ended December 31, 2012, 2013 and 2014.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with Crowe Horwath LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2014. Heritage also reviewed and discussed with Crowe Horwath LLP, as described below, and determined the fees billed for services were compatible with Crowe Horwath LLP maintaining their independence.

A representative of Crowe Horwath LLP is expected to attend the annual meeting of shareholders to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2015.

Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to Heritage by its principal accountant for or during the years indicated. Crowe Horwath LLP audited Heritage’s financial statements for the years ended December 31, 2014, 2013 and 2012.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$687,000	$520,000
Audit-Related Fees(2)	26,000	25,000
Tax Fees	-	-
All Other Fees(3)	25,000	24,000

Total	$738,000	$569,000
(1)

Audit fees consists of fees paid for the audit of Heritage’s consolidated financial statements included in the Form 10-K, and the reviews of the interim condensed consolidated financial statements included in the

Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents.
(2)	Includes costs incurred in relation to the audit of the employee benefit plan.
(3)	All other fees consist of fees for professional services related to the review of the trust department of Heritage Bank.

Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2014, the Audit and Finance Committee approved all, or 100%, of the services provided by Crowe Horwath LLP that were designated as audit fees, audit-related fees and all other fees as set forth in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of Heritage’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file. Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the year ended December 31, 2014, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 20, 2015, based on the expected mailing date of next year’s annual meeting proxy statement. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered to our Chairman not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Chairman no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Board Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Board Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. In addition, we have engaged Advantage Proxy to assist in distributing proxy materials and contacting record and beneficial owners of our common stock. We have agreed to pay a fee of $5,500, including out-of-pocket expenses, for these services. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our annual report for the year ended December 31, 2014 (including consolidated financial statements) has been mailed along with this Proxy Statement to all shareholders of record as of March 9, 2015. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement. A copy of Heritage’s Form 10-K that was filed with the SEC on March 10, 2015 will be provided to you without charge if you were a shareholder of Heritage as of March 9, 2015. Please make your written request to:

Heritage Financial Corporation

Attention: Kaylene M. Lahn

Corporate Secretary

201 Fifth Avenue S.W.

Olympia, Washington 98501

REVOCABLE PROXY

HERITAGE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2015

The undersigned hereby appoints Anthony B. Pickering and Brian S. Charneski, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at The Heritage Room on Capitol Lake, 604 Water Street Southwest, Olympia, Washington, on Thursday, May 6, 2015, at 10:30 a.m., Pacific time, and at any and all adjournments thereof, as follows:

	The Heritage Board of Directors recommends that you vote FOR the following nominees:	FOR	WITHHELD	FOR ALL EXCEPT

1.	Election as director of the nominees listed below for a one-year term (except as marked to the contrary below).	☐	☐	☐

Rhoda L. Altom David H. Brown Brian S. Charneski Gary B. Christensen
John A. Clees Mark D. Crawford
Kimberly T. Ellwanger Deborah J. Gavin Jeffrey S. Lyon Gragg E. Miller Anthony B. Pickering Robert T. Severns
Brian L. Vance Ann Watson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Heritage Board of Directors recommends that you vote FOR the following proposals:

		FOR	AGAINST	ABSTAIN
2.	Advisory (non-binding) approval of the compensation paid to named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Crowe Horwath LLP as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

In their discretion, upon such other matters as may properly come before the meeting.

This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 20, 2015, and the 2014 Annual Report to Shareholders.

Dated:             , 2015

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.